Exhibit 99.1

Press Release
September 15, 2022
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Provides Third Quarter 2022 Earnings Guidance

FORT WAYNE, INDIANA, September 15, 2022 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided third quarter 2022 earnings guidance in the range of $4.93 to $4.97 per diluted share. Excluding the impact from costs associated with the startup of the company’s Sinton Texas Flat Roll Steel Mill growth investment of an estimated $104 million, or $0.40 per diluted share, the company expects third quarter 2022 adjusted earnings to be in the range of $5.33 to $5.37 per diluted share.

Comparatively, the company’s sequential second quarter 2022 earnings were $6.44 per diluted share, and adjusted earnings were $6.73 per diluted share excluding costs of $0.29 per diluted share, associated with startup of the company's Texas Flat Roll Steel Mill. Prior year third quarter earnings were $4.85 per diluted share and adjusted earnings were $4.96 per diluted share, excluding costs of $0.11 per diluted share, associated with construction of the company's Texas Flat Roll Steel Mill.

Third quarter 2022 profitability from the company’s steel operations is expected to be historically strong, but significantly lower than second quarter 2022 results, due to lower earnings from the company’s flat rolled steel operations, as lower average flat rolled steel pricing is expected to more than offset lower raw material costs and higher shipments. The company expects flat rolled steel prices to stabilize as broad underlying steel demand and corresponding order activity remains intact from the automotive, construction, industrial, and energy sectors. The company’s Texas Flat Roll Steel Division was hindered with high-cost steel substrate inventory during the third quarter 2022. The company believes the impact of this higher cost inventory will be alleviated before the end of the year.

As ferrous and nonferrous scrap prices have declined, third quarter 2022 earnings from the company’s metals recycling operations are expected to be below sequential second quarter results, based on lower realized pricing and volume.

Third quarter 2022 earnings from the company’s steel fabrication operations are expected to be meaningfully higher than record second quarter results, based on continued strong volume and expanding margins, as realized pricing improves and average steel input costs declined. The non-residential construction sector remains strong as evidenced by customer order activity supporting a continuing historically strong order backlog, which the company anticipates will continue into 2023.

Based on the resilience of the company’s circular business model and continued confidence in its earnings outlook and cash flow generation, the company repurchased $412 million, or three percent, of its common stock during the third quarter through September 14, 2022.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States, based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that Adjusted Diluted Earnings Per Share, a non-GAAP financial measure, provides additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, Adjusted Diluted Earnings Per Share included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This report contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel, aluminum, and recycled metals market places, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as "anticipate","intend","believe","estimate","plan","seek","project", or "expect", or by the words "may", "will", or "should", are intended to be made as "forward-looking", subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and imports of steel and North American aluminum flat rolled supply deficit, together with increased scrap prices; (3) pandemics, epidemics, widespread illness or other health issues, such as the COVID-19 pandemic; (4) the cyclical nature of the steel industry and the industries we serve; (5) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes, and our potential inability to pass higher costs on to our customers; (6)cost and availability of electricity, natural gas, oil, or other energy resources are subject to volatile market conditions; (7) increased environmental, greenhouse gas emissions and sustainability considerations or regulations; (8)compliance with and changes in environmental and remediation requirements; (9)significant price and other forms of competition from other steel and aluminum producers, scrap processors and alternative materials; (10)availability of an adequate source of supply of scrap for our metals recycling operations; (11)cybersecurity threats and risks to the security of our sensitive data and information technology; (12) the implementation of our growth strategy; (13) litigation and legal compliance; (14) unexpected equipment downtime or shutdowns; (15) governmental agencies may refuse to grant or renew some of our licenses and permits; (16) our senior unsecured credit facility contains, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; (17) the impacts of impairment charges; (18) unanticipated difficulties in integrating or starting up new assets; and (19) risks and uncertainties involving product and/or technology development.

More specifically, refer to Steel Dynamics' more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com under “Investors — SEC Filings”.

Contact: Investor Relations — +1.260.969.3500